Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Contact:	Media Contact:
investor.relations@globalpay.com	media.relations@globalpay.com

Global Payments Announces Board Additions to Enhance Shareholder Value Creation

Appoints Two Independent Directors to Board in Collaboration with Elliott Investment Management

Establishes New Integration Committee

Plans to Appoint Additional Independent Director by or Immediately Following 2026 Annual Meeting

ATLANTA – September 29, 2025 – Global Payments Inc. (NYSE: GPN), a leading worldwide provider of payment technology and software solutions, today announced the appointment of Patricia “Patty” Watson and Archana “Archie” Deskus as independent Board directors, effective immediately. Both Mses. Watson and Deskus possess deep financial technology and payments industry expertise.

In addition, the Board of Directors has agreed with Elliott Investment Management L.P. (“Elliott”) to appoint an additional mutually agreed independent director by or immediately following the conclusion of the 2026 annual meeting of shareholders. The size of the Board will expand to 12 directors with the appointment of Mses. Watson and Deskus, and will remain at 12 directors following the 2026 annual meeting.

The Board of Directors will also establish a new ad-hoc Integration Committee to oversee the integration of Worldpay following the completion of the Company’s pending acquisition. The Integration Committee will focus on execution of integration initiatives and synergy realization from the Global Payments and Worldpay combination. Membership will consist of both new and existing directors.

“We are pleased to welcome Patty and Archie to our Board,” said Troy Woods, chairman of the Global Payments Board of Directors. “Patty and Archie will bring a wealth of leadership skills, experience, and financial technology expertise to our boardroom. Their guidance will be invaluable as we continue to execute on our strategic ambition to be the worldwide partner of choice for commerce solutions.”

“Global Payments has a substantial value-creation opportunity that will require disciplined execution, particularly given the critical importance of integrating Worldpay,” said Jason Genrich, partner at Elliott Investment Management. “We believe the steps announced today — including new independent directors and a dedicated Integration Committee — will help ensure the proper oversight and expertise are in place to support the management team as they maximize the value of this transaction and deliver returns for shareholders. As one of the largest investors in Global Payments, Elliott has strong conviction in the opportunity ahead and believes the successful integration of Worldpay will drive strategic benefits and robust financial performance.”

“We appreciate the constructive engagement with the Elliott team,” said Cameron Bready, chief executive officer, Global Payments. “The enhancements announced today help ensure we are well positioned to successfully manage the combination with Worldpay, a transaction that enhances our competitive strengths, opens new opportunities and accelerates our growth trajectory, while driving value creation for shareholders over the long term.”

New Director Biographies

Patricia “Patty” Watson

Patricia (Patty) Watson is an experienced technology executive with a track record of developing modernization plans and overseeing IT transformations at large, complex financial services and financial technology companies. She most recently served as Chief Information and Technology Officer at NCR Atleos, where she led enterprise-wide technology strategy for the world’s largest independent ATM network. She previously served as Executive Vice President and Chief Information Officer of NCR Corporation, guiding technology operations through its separation into two public companies. Earlier, she was Global Chief Information Officer at Total System Services (TSYS), a leading global payments processor which merged with Global Payments in 2019, where she directed enterprise-wide technology transformation to support high-growth issuing and merchant acquiring businesses. She also held senior technology leadership roles at Bank of America and served as CIO of The Brink’s Company. Ms. Watson currently serves on the board of directors of Southwest Airlines and Rockwell Automation, and previously served on the boards of USAA Federal Savings Bank and Texas Capital Bancshares. She began her career as a Captain in the U.S. Air Force and holds a B.A. in Mathematics from St. Mary’s College in Notre Dame, Indiana, and an MBA from the University of Dayton.

Archana “Archie” Deskus

Archana (Archie) Deskus is an accomplished technology executive and corporate director with more than three decades of leadership experience driving transformation, innovation and enterprise value across global industries. She most recently served as Executive Vice President, Chief Technology Officer at PayPal Holdings, Inc., where she led global technology, product engineering, innovation, infrastructure, and operations for one of the world’s leading digital payments platforms. Over the course of her career, Ms. Deskus has held CIO roles at Fortune 200 companies, including Intel Corporation, Hewlett Packard Enterprise, Baker Hughes, Ingersoll Rand, Timex, and Carrier, where she oversaw enterprise-scale digital transformation, innovation, and complex technology modernization. Ms. Deskus currently serves on the Board of Directors of Cognizant and East West Bancorp, and previously served on the board of DataStax. Ms. Deskus holds a B.S. from Boston University and an MBA from Rensselaer Polytechnic Institute.

About Global Payments

Global Payments (NYSE: GPN) helps businesses around the world enable commerce and provide exceptional experiences to their customers. Our payment technology and software solutions enable merchants, issuers and developers to deliver seamless customer experiences, run smarter operations and adapt quickly to change. Because if it has anything to do with commerce, we are already on it.

With 27,000 team members across 38 countries, we have the scale and expertise to help businesses grow with confidence. Headquartered in Georgia, Global Payments is a Fortune 500® company and a member of the S&P 500.

Learn more at company.globalpayments.com and follow us on X, LinkedIn and Facebook.